Exhibit 10.7
Form for Persons with Employment Agreements
CASELLA WASTE SYSTEMS, INC.
Performance-Based Stock Unit Agreement
Granted Under the Amended and Restated 2016 Incentive Plan
1.Grant of Award.
    This Agreement evidences the grant by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) on ___________ __,20__ (the “Grant Date”) to you (the “Participant”) of performance-based stock units of the Company (individually, a “PSU” and collectively, the “PSUs”), subject to the terms and conditions set forth in this Performance-Based Stock Unit Agreement (the “Agreement”) and the Company’s Amended and Restated 2016 Incentive Plan (the “Plan”). Each PSU represents the right to receive such number of shares of the Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) as provided in this Agreement. The target number of shares issuable under this Agreement is __________ (the “Target Number of Shares”). The maximum number of shares issuable under this Agreement is __________ (the “Maximum Number of Shares”). The actual number shares of Common Stock that are issuable upon vesting of the PSUs shall be calculated pursuant to the provisions of Schedule 1 and are referred to in this Agreement as “Shares.” Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.
2.Vesting; Forfeiture.
(a)Subject to the terms and conditions of this Agreement including, without limitation, Section 2(b) below and Section 6 below, the PSUs shall vest as set forth on Schedule 1 to this Agreement, based on the achievement of certain performance goals for the applicable performance period as set forth on Schedule 1. Such date or any other date on which PSUs vest under this Agreement shall be a “Vesting Date” as referred to herein.
(b)Except as otherwise provided in Section 2(c) or Section 6 below or in Schedule 1, PSUs shall not vest unless the Participant is, on the applicable Vesting Date, and has been at all times since the Grant Date, an employee or director of, or consultant or advisor to, the Company. For purposes of this Agreement, service with the Company shall include service with a parent, subsidiary, affiliate or division of the Company.
(c)Notwithstanding the foregoing, and notwithstanding anything to the contrary in any employment, severance or other agreement between the Participant and the Company (any such agreement, an “Employment Agreement”), if the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (each as defined below) during the performance period, then the Award shall remain outstanding and shall vest as set forth on Schedule 1 to this Agreement, based on the achievement of the performance goals for the applicable performance period as set forth on Schedule 1 as if the Participant had remained employed by the Company through the end of the performance period. If the Participant is party to an Employment Agreement with the Company that contains a definition of “cause” or “good reason” for termination of employment, the meaning ascribed to such term in such Employment Agreement shall apply for purposes of this Section 2(c). Otherwise, “Cause” shall have the meaning set forth in the Plan and “Good Reason” shall have the meaning specified in Section 6(f) below.

3.Distribution of Shares.
(a)Subject to Section 3(b) below, the Company will distribute to the Participant the Shares of Common Stock represented by vested PSUs within 75 days of the applicable Vesting Date but in no event later than March 15 of the year following the year in which the PSUs vest.
(b)The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any PSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
        (c)    Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any Shares under this Agreement except to the extent specifically permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and in no event shall the Participant have the right to designate the tax year in which the Shares are delivered.
4.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any PSUs, or any interest therein, except by will or the laws of descent and distribution.
5.Dividend and Other Shareholder Rights.
(a)Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the PSUs granted hereunder until the Shares have been delivered to the Participant.
(b)The Participant shall have the right to receive Dividend Equivalents with respect to the Shares in an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock between the Grant Date and the date such Shares are delivered to the Participant. Any such Dividend Equivalents shall be accrued and shall be paid to the Participant in a lump sum at the time the Shares are delivered to the Participant hereunder.
6.Provisions of the Plan; Reorganization Event or Change in Control Event.
(a)This Agreement is subject to the provisions of the Plan, a copy of which is made available to the Participant with this Agreement.
(b)Upon the occurrence of a Reorganization Event (as defined in the Plan), the vesting and forfeiture provisions applicable to each PSU (whether vested or unvested) shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such PSU.
(c)Subject to Sections 6(d) and (e) hereof, upon the occurrence of a Change in Control Event (as defined in the Plan, and regardless of whether such event also constitutes a Reorganization Event, but provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i)), the acquiring or succeeding entity (or an affiliate thereof) shall assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU confers the Participant with the right to receive, for each share of Common Stock subject to the Award, the consideration (whether cash, securities or other property) received by each holder of Common Stock immediately prior to the Change in Control Event (the “Replacement Award”), provided that (i) the vesting of such Replacement Award shall only be subject to the continued service requirement in Section 2(b) hereof through the end of the performance period (and the last day of the performance period shall be a Vesting Date for purposes of this Agreement) and shall not, for the avoidance of doubt, be subject to achievement of the performance goals set forth in Schedule 1 and (ii) the amount of cash, securities or other property subject to such Replacement Award shall be determined assuming that the number of Shares subject to the PSU is equal to the greater of (i) the Target Number of Shares and (ii) such number of Shares as the Compensation and Human Capital Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period.
(d)In the event that the Participant’s employment is terminated by either the Company or its successor without Cause or by the Participant for Good Reason, in either case within twelve (12) months following a Change in Control Event, the remaining unvested portion of the Replacement Award shall become vested as of the date of the Participant’s termination of employment (and such date of termination shall be a Vesting Date for purposes of this Agreement). If the Participant is party to an Employment Agreement with the Company that contains a definition of “cause” or “good reason” for termination of employment, the meaning ascribed to such term in such Employment Agreement shall apply for purposes of this Section 6(d). Otherwise, “Cause” shall have the meaning set forth in the Plan and “Good Reason” shall have the meaning specified in Section 6(f) below.

(e)Notwithstanding the foregoing, in the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume the PSUs and grant Replacement Awards in connection with a Change in Control Event, this Award shall become vested, immediately prior to the Change in Control Event, with respect to a number of Shares equal to the greater of (i) the Target Number of Shares and (ii) such number of Shares as the Compensation and Human Capital Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period.
(f)For purposes of this Agreement, “Good Reason” shall mean (A) a material reduction in the Participant’s base compensation; or (B) a requirement that the Participant relocate to, or perform his or her principal job functions at, an office that is more than 100 miles from the office at which the Participant was previously performing his or her principal job functions; provided, however, that no such event shall constitute Good Reason unless (X) the Participant gives the Company a written notice of termination for Good Reason not more than 100 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (Z) the Participant’s termination occurs within 180 days following the Company’s receipt of such notice.

7.Taxes.
(a)Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of PSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the PSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the PSUs. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to PSUs.
(b)Withholding. The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all federal, state, local or other taxes of any kind related to the Participant’s participation in the Plan and legally applicable to the Participant is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the PSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from doing so by the Company’s insider trading policy or otherwise, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sell-to-Cover Instruction”) as the means of satisfying such tax obligation; provided that once the Participant has executed and delivered such Automatic Sell-to-Cover Instruction to the Company, the Participant shall not be required to execute the instruction again unless and until the Participant has revoked or otherwise terminated the instruction required by the Automatic Sell-to-Cover Instruction. If the Participant does not execute the Automatic Sell-to-Cover Instruction prior to the Vesting Date, then the Participant agrees that if under applicable law the Participant will owe taxes at such Vesting Date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.
(c)    Section 409A. This Agreement is intended to be exempt from or to comply with Section 409A of the Code and shall be interpreted consistently therewith. If and to the extent (X) any portion of PSUs constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, (Y) such portion of the PSUs becomes payable upon the Participant’s separation from service pursuant to the terms of the Plan and this Agreement and (Z) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of PSUs shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any PSUs that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. The Company shall have no liability to a Participant, or any other person, if this Agreement is not exempt from, or compliant with, Section 409A of the Code.
8.Miscellaneous.
(a)No Rights to Employment or Other Service. The Participant acknowledges and agrees that the vesting of the PSUs pursuant to Section 2 hereof is earned only by continuing service as an employee or director of, or consultant or advisor to, the Company at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee, director or other service provider for the vesting period, for any period, or at all.
(b)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
(d)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
(e)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).
(f)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(g)Entire Agreement; Conflicts and Interpretation. This Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board of Directors (or a committee thereof) has the power, among other things, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
(h)Amendment. The Company may modify, amend or waive the terms of this Agreement prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors (or a committee thereof) of the Company. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(i)Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and agree that such litigation shall be conducted only in the courts of Rutland County, Vermont, or the federal courts for the United States for the District of Vermont, and no other courts, where this Award is made and/or to be performed.
(j)Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(k)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under and participation in the Plan or future PSUs that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(l)Participant’s Acknowledgements. The Participant acknowledges that the Participant: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, the Participant will be bound by any clawback policy that the Company has in place or may adopt in the future.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Participant (including through an online acceptance process managed by the Company’s agent) is acceptable.
CASELLA WASTE SYSTEMS, INC.

By: _______________________
Name:
Title:

__________________________
[Name of Participant]

Address:
:

Schedule A

DURABLE AUTOMATIC SELL-TO-COVER INSTRUCTION

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Casella Waste Systems, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to the Covered RSUs/PSUs (as defined following my signature below). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.
I acknowledge that upon vesting and settlement of any Covered RSUs/PSUs in accordance with the applicable RSU’s or PSU’s terms, whether vesting is based on the passage of time or the achievement of performance goals, I will have compensation income equal to the fair market value of the shares of the Company’s Class A Common Stock, $0.01 par value per share (the “Common Stock”), subject to the RSUs or PSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.
I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered RSUs/PSUs through an automatic sale of the number of the shares of Common Stock that would otherwise be issuable to me on each applicable settlement date in an amount sufficient to satisfy the applicable withholding obligation, with the proceeds of the sale delivered to the Company in satisfaction of the applicable withholding obligation.
I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.
Upon the settlement of any of my Covered RSUs/PSUs after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the 120th day following the Adoption Date) (the “Cooling-Off Period”), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of Common Stock issuable with respect to such RSUs or PSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such RSUs or PSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.
I hereby appoint the Chief Executive Officer and the Chief Financial Officer, and any of them acting alone and with full power of substitution, to serve as my attorneys-in-fact to arrange for the sale of shares of Common Stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of Common Stock pursuant to this Instruction.
Unless the third and final box in the definition of Covered RSUs/PSUs below is checked, if I have previously adopted an automatic sale or sell-to-cover instruction relating to Covered RSUs/PSUs, this Instruction shall be void ab initio.
I hereby certify that, as of the Adoption Date:

(i) I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;
(ii) I am not aware of any material nonpublic information about the Company or the Common Stock; and
(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

_______________________________________
Print Name: _____________________________
Date: __________________________________

Covered RSUs/PSUs:

The following restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) are covered by this Instruction.
Check all applicable boxes:

☐ The first award of RSUs or PSUs granted to me on or after ______________ [insert date of grant of current RSUs/PSUs the grant of which is triggering the execution of this Instruction; if instruction is being executed in advance of a grant of RSUs/PSUs, insert the Adoption Date] and any RSUs and/or PSUs that may, from time to time following such date, be granted to me by the Company, other than any future granted RSUs and/or PSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs or PSUs, and therefore do not permit sell-to-cover transactions.

☐ Any outstanding RSUs and/or PSUs that were granted to me by the Company prior to the Adoption Date that (1) are not subject to any prior automatic sale or sell-to-cover instruction and (2) for which the next vesting date is after the Cooling-Off Period, other than any previously granted RSUs and/or PSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs or PSUs, and therefore do not permit sell-to-cover transactions.

☐ With respect to any RSUs and/or PSUs, whether or not granted to me by the Company prior to the Adoption Date, that already are subject to an automatic sale or sell-to-cover instruction (a “Prior Instruction”), I elect to have such sales effected pursuant to this Instruction and confirm that doing so does not modify or change the amount, price, or timing of such sales from those provided by the Prior Instruction (and, as a result the Cooling-Off Period is not applicable to sales pursuant to this Instruction that were previously subject to the Prior Instruction).

COMPANY CONFIDENTIAL
SCHEDULE 1
VESTING CRITERIA FOR PSUs
A.    Performance Objectives

    The number of PSUs eligible to vest shall be based upon the Company’s achievement of certain Adjusted Free Cash Flow per Share and Adjusted EBITDA objectives (each as defined below) (collectively, the “Performance Objectives”) for the performance period (“Performance Period”) and the measurement period (the “Measurement Period”) within the Performance Period, respectively, each described below. The Adjusted Free Cash Flow per Share objective will be weighted [__]% and the Adjusted EBITDA objective will be weighted [__]%. The last day of the Performance Period shall be a Vesting Date for purposes of this Agreement.
The number of Shares issuable upon vesting of the PSUs shall be determined based upon (i) the number of PSUs determined to be eligible to vest based on the level of achievement of the Performance Objectives during the Measurement Period and the Performance Period, as applicable, multiplied by (ii) the Relative Total Shareholder Return Multiplier for the Performance Period (as defined below).
The Performance Period, the Measurement Period, and the Target Number of Shares and Maximum Number of Shares that can vest at the end of the Performance Period are as follows:

Performance Period	Measurement Period	Target Number of Shares for Performance Period	Maximum Number of Shares for Performance Period

“Adjusted Free Cash Flow” shall mean (i) the following amount determined on a cumulative basis for the three fiscal years within the Performance Period: (A) Adjusted Free Cash Flow as reported by the Company in its public releases and used by the Company to operate its business plus (B) increases in cash taxes resulting from the expiration or utilization of the Company’s net operating losses; plus (less) (ii) any additional adjustments for non-recurring or unusual items as the Compensation and Human Capital Committee shall determine in its sole discretion.
“Adjusted Free Cash Flow per Share” shall mean Adjusted Free Cash Flow (as defined above) divided by an amount equal to the average of the diluted weighted average common shares outstanding for each of the three fiscal years within the Performance Period.
“Adjusted EBITDA” shall mean (i) Adjusted EBITDA for the Measurement Period as reported by the Company in its public releases and used by the Company to operate its business; plus (less) (ii) any additional adjustments for non-recurring or unusual items as the Compensation and Human Capital Committee shall determine in its sole discretion.
“Total Shareholder Return” shall mean the following amount determined for the Performance Period: (Ending Stock Price + Dividends Paid) / Initial Stock Price, which shall be based on (a) the average closing stock price during the 15 trading days prior to but not including the first day of the Performance Period (“Initial Stock Price”); (b) dividends paid between the first day of the Performance Period and the last day of the Performance Period, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 15 trading days prior to and including the last day of the Performance Period (“Ending Stock Price”). The Total Shareholder Return for the Company and each member of the Russell 2000 Index shall be adjusted to take into account any stock splits, reverse stock splits, and special stock dividends during the Performance Period.

“Relative Total Shareholder Return” shall mean: the Company’s Total Shareholder Return relative to the Russell 2000 Index.

If, at the end of the Performance Period, the Company is required to make periodic reports under the Exchange Act, the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply for such Performance Period. If, at the end of the Performance Period, the Company is not required to make periodic reports under the Exchange Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply for the Performance Period. The applicable financial statements may be referred to herein as the “Financial Statements.”

The Compensation and Human Capital Committee shall certify in writing the level of achievement of the performance goals promptly following the end of the Performance Period, once the relevant Financial Statements have been finalized.

B.    Calculation of Number of Shares Issuable

The number of Shares issuable at the end of the Performance Period shall be equal to (i) the Target Number of Shares multiplied by (ii) the percentage of the Target Number of Shares that are eligible to vest hereunder determined based on the level of achievement of the Performance Objectives, calculated under Step One below multiplied by (iii) the Relative Total Shareholder Return Multiplier, calculated under Step Two below.
Step One.
The percentage of the Target Number of Shares that is eligible to vest at the end of the Performance Period shall be equal to the sum of:
(i) the product of (x) [__]% and (y) the Adjusted Free Cash Flow per Share Attainment Factor for the Performance Period; and
(ii) the product of (x) [__]% and (y) the Adjusted EBITDA Attainment Factor for the Measurement Period.
    The table below sets forth the associated Attainment Factor for the Adjusted Free Cash Flow per Share Performance Objective based on the level of achievement against the performance target for such Performance Objective for the Performance Period.

Level of Achievement	Adjusted Free Cash Flow per Share for Performance Period ($ in millions)	Attainment Factor
Threshold
Target
Maximum
The table below sets forth the associated Attainment Factor for the Adjusted EBITDA Performance Objective based on the level of achievement against the performance target for such Performance Objective for the Measurement Period.

Level of Achievement	Adjusted EBITDA for Measurement Period ($ in millions)	Attainment Factor
Threshold
Target
Maximum

In measuring the achievement of the Performance Objectives and calculating the related Attainment Factor, achievement will be linearly interpolated between the percentages set forth in the tables above based on actual results as determined and certified by the Compensation and Human Capital Committee. If the achievement of a Performance Objective for the Performance Period or Measurement Period is at or below the “Threshold” performance level set forth in the tables above, the Attainment Factor for such Performance Objective shall be 0%.

By way of example only and not as an expression of expected results, assume that: (i) Adjusted Free Cash Flow per Share for the Performance Period is $[________], resulting in an Attainment Factor for the Adjusted Free Cash Flow per Share Performance Objective of [__]% and (ii) the Adjusted EBITDA for the Measurement Period is $[_______], resulting in an Attainment Factor for the Adjusted EBITDA Performance Objective of [__]%. The percentage of the Target Number of PSUs eligible to vest at the end of the Performance Period shall be equal to [__]%, calculated as the sum of:

(i) the product of (x) [__]% and (y) [__]%, the Adjusted Free Cash Flow per Share Attainment Factor for the Performance Period; and
(ii) the product of (x) [__]% and (y) [__]%, the Adjusted EBITDA Attainment Factor for the Measurement Period.

    Step Two

    The Relative Total Shareholder Return Multiplier is calculated in the manner set forth in the table below based on the Relative Total Shareholder Return for the Performance Period:

Level of Achievement	Relative Total Shareholder Return (Percentile)	Relative Total Shareholder Return Multiplier
Minimum
Lower Mid
Upper Mid
Maximum
In measuring the achievement of the Relative Total Shareholder Return for the Performance Period and calculating the related Relative Total Shareholder Return Multiplier based on the actual Relative Total Shareholder Return as determined and certified by the Compensation and Human Capital Committee, there will be no linear interpolation of the Relative Total Shareholder Return Multiplier.
By way of example only and not as an expression of expected results, if the Relative Total Shareholder Return is [__]%, then the Relative Total Shareholder Return Multiplier would be [__]%. Continuing the above example, the number of Shares issuable pursuant to this PSU Agreement at the end of the Performance Period would be equal to (i) the Target Number of Shares for the Performance Period multiplied by (ii) [__]% (determined under Step One) multiplied by (iii) [__]% (determined under Step Two).
In no event may the number of Shares issuable at the end of the Performance Period exceed the Maximum Number of Shares for the Performance Period.
C.    Effect of an Acquisition or Disposition by the Company
    In the event that the Company closes an Acquisition Transaction or Disposition Transaction (each as defined below) during the Performance Period, the Compensation and Human Capital Committee may make adjustments to affected Adjusted EBITDA performance targets to give effect to the expected impact on such targets of the applicable Acquisition Transaction or Disposition Transaction (including whether it is accretive or not) as determined by the Compensation and Human Capital Committee in its sole discretion exercised in good faith; provided, however, that with respect to calculating the Adjusted EBITDA Performance Objective, an Acquisition Transaction may only result in an adjustment to the extent that the acquisition closes during the Measurement Period and is expected to result in $50 million or more of revenue for the Measurement Period (determined in accordance with GAAP.
An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving the Company and an entity not previously owned by the Company, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity, in each case other than a Change in Control. A “Disposition Transaction” means the sale of a division, business unit or set of business operations and/or related assets to a third party.
All determinations of the Compensation and Human Capital Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon delivery of the Shares of Common Stock represented by vested PSUs, if any, as contemplated by this Agreement. This Agreement shall be deemed to be automatically amended, without further action by the Company or the Participant, to give effect to any adjustments required by this Section C.

D.    Effect of Death or Disability of the Participant

If the Participant dies or is disabled (within the meaning of Section 409A of the Code) prior to the end of the Performance Period, then the PSUs shall vest as to a number of Shares equal to the greater of (i) the Target Number of Shares for the Performance Period and (ii) such number of Shares as the Compensation and Human Capital Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the Performance Period as if the death or disability had not occurred. The Shares of Common Stock represented by such vested PSUs shall be delivered to the Participant or the Participant’s estate within 75 days following such death or disability.